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                                                                EXHIBIT 99.3



                                                                   N E W S



                       (APACHE CORPORATION LETTERHEAD)



January 4, 1995



         APACHE COMPLETES PURCHASE OF PROPERTIES, DEBENTURE OFFERING



Houston, TX -- Apache Corporation today said that it has closed two previously announced transactions -- the acquisition of oil and gas properties from Crystal Oil Company and the placement of convertible subordinated debentures.



On December 30, 1994, Apache completed its purchase of domestic oil and gas assets from Crystal for an adjusted purchase price of $96.4 million. The acquisition includes net proved reserves of 91.6 billion cubic feet of gas and 5 million barrels of oil, or 20 million barrels energy equivalent.



On January 4, 1995, Apache completed the issue of $172.5 million of 6% Convertible Subordinated Debentures due 2002. The debentures are convertible at the option of the holder into Apache common stock at a conversion price of $30.68 per share. Net proceeds of $168.6 million will be used for general corporate purposes, including reduction of debt and to provide funds for recently-announced acquisitions. The debentures have not been registered under the United States Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from such registration requirements.



Apache Corporation is an independent energy company engaged in the exploration for and development and production of natural gas and crude oil. The company's securities are traded on the New York and Chicago Stock Exchanges under the symbol APA.


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Investor Relations:  Paul Korus              Media Relations:  Suzanne Best
                     713-296-6662                              713-296-6154